2012 EXECUTIVE AND KEY MANAGER RESTRICTED STOCK UNIT SUB-PLAN

(Effective January 1, 2012)

This 2012 Executive and Key Manager Restricted Stock Unit Sub-Plan (“Sub-Plan”) of The Edelman Financial Group Inc., a Texas corporation (the “Company”), sets forth the rules and regulations adopted by the Committee for issuance of Performance Units in the form of Restricted Stock Unit Awards under Section 3 and 4 of the Long-Term Incentive Plan (“Plan”). These rules and regulations shall apply to Awards granted effective on and after January 1, 2012. In the event of any conflict between this Sub-Plan and the Plan, the terms and conditions of the Plan shall control.

Section 1. Incorporation of Plan; Capitalized Terms.

The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Sub-Plan shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Sub-Plan shall have the definitions set forth in the Plan. In the event of any conflict between this Sub-Plan and the Plan, the terms and conditions of the Plan shall control. The Committee shall have final authority to interpret and construe the Plan and this Sub-Plan and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon all Participants and their legal representatives in respect of any questions arising under the Plan or this Sub-Plan.

Section 2. Definitions

When used in this Sub-Plan, the following terms shall have the meanings as set forth below, and are in addition to the definitions set forth in the Plan.

2.1 “Account” means the account used to record and track the number of Restricted Stock Units granted to each Participant as provided in Section 3.4.

2.2 “Award” as used in this Sub-Plan means each aggregate award of Restricted Stock Units as provided in Section 3.2.

2.3 “Date of Grant” means the date the Committee determines that the applicable performance goals, objectives, and measures for the Performance Period have been achieved, but not later than March 31, 2012.

2.4 “Performance Period” for purposes of this Sub-Plan means January 1, 2012 to December 31, 2012.

2.5 “Performance Schedule” means Attachment 1 to this Sub-Plan, which sets forth the performance measures applicable to this Sub-Plan.

2.6 “Restricted Stock Unit” for purposes of this Sub-Plan means each unit of an Award granted to a Participant that is denominated in Shares, each of which represents a right to receive the value of a Share (or percentage of such value, which percentage may be higher than 100%) on the terms and conditions set forth in the Plan and the Sub-Plan.

2.7 “Salary” means the regular base rate of compensation payable by the Company to a Participant on an annual basis. Salary does not include bonuses, if any, or incentive compensation, if any. Such compensation shall not be reduced by any deferrals made under any other plans or programs maintained by the Company.

2.8 “Section 409A” means Section 409A of the Code, or any successor section under the Code, as amended and as interpreted by final or proposed regulations promulgated thereunder from time to time.

2.9 “Year” means a calendar year.

Section 3. Participation and Awards

3.1 Participant Selection. Participants under this Sub-Plan shall be selected by the Compensation Committee in its sole discretion. Notwithstanding any provision of this Sub-Plan to the contrary, no Participant shall have any legally binding right to any Award or payment of any amounts under this Sub-Plan unless and until the Compensation Committee, in its sole discretion, determines the amount of such Participant’s Award and that such Award shall be granted or paid. Prior to such time, the Compensation Committee, in its sole discretion, may revoke or cancel any Award made to a Participant hereunder.

3.2 Awards. Subject to any adjustments to be made under Section 3.5, the Compensation Committee may, in its sole discretion, grant Awards to some or all of the Participants in the form of a specific number of Restricted Stock Units. The target as a percentage of Salary of the Awards granted for 2012 are as set forth on Attachment 2 hereto. The performance objectives and measures for the Sub-Plan are the same as the performance measures for the 2012 Executive Incentive Plan of the Company.

3.3 Award Valuation at Grant. In calculating the value of an Award for purposes of Section 3.2, the value of each Restricted Stock Unit shall be equal to the closing price of a share of Stock on the last trading day on the Date of Grant. The Participant’s Salary shall be determined as of the January 1 preceding the date the Award is granted, or such other time as is determined in the discretion of the Committee. Each Award is deemed to be granted on the day that it is approved by the Committee.

3.4 Accounting and Adjustment of Awards. The number of Restricted Stock Units awarded to a Participant shall be recorded in a separate Account for each Participant. The number of Restricted Stock Units recorded in a Participant’s Account shall be adjusted to reflect any splits or other adjustments in the Shares. Restricted Stock Units are bookkeeping entries only. A Participant shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units. No adjustments shall be made to any

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3.5 Restriction Period, Vesting. A Participant’s rights with respect to the Restricted Stock Units shall remain subject to forfeiture at all times prior to the date(s) on which the Restricted Stock Units vests pursuant to the Section 3.5. Except as provided in Section 4, Restricted Stock Units subject to the Award shall vest and become non-forfeitable as follows:

25% on the date of Grant;

50% on the first anniversary of the Date of Grant;

75% on the second anniversary of the Date of Grant; and

100% on the third anniversary of the Date of Grant.

3.6 Timing and Manner of Payment of Restricted Stock Units. As soon as practicable after the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid, at the Company’s option, (a) in a lump sum cash payment equal in the aggregate to the Fair Market Value of a Share on the Payment Date multiplied by the number of such Restricted Stock Units that become non-forfeitable upon that Payment Date or (b) by the Company delivering to the Participant a number of Shares equal to the number of Restricted Stock Units that become non-forfeitable upon that Payment Date. If the Restricted Stock Units are paid in Shares, the Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange upon which Shares are listed. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing

3.7 Termination of Employment. Excepts as otherwise provided in Section 4, in the event of the termination of a Participant’s employment or service with the Company for any reason prior to the lapsing of the restrictions in accordance with Section 3.5 hereof with respect to any of the Restricted Stock Units granted hereunder, such portion of the Restricted Stock Units held by the Participant shall be automatically forfeited by the Participant as of the date of termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

Section 4. Early Vesting and Forfeiture

4.1 Termination during 2012. Except as expressly set forth below, in the event a Participant’s employment with SMH terminates for any reason prior to the end of the workday on December 31, 2012, such Participant will be ineligible for any Award under the Sub-Plan. In other words, if a Participant is employed according to Company records through the end of the workday on December 31, 2012, the Participant will, subject to the following provisions, be eligible for any award earned under the Sub-Plan for 2012.

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Any Participant (or his or her estate) who ceases to be employed by the Company prior to January 1, 2013, due to the Participant’s death, Disability, or Retirement (as such terms are defined in the Plan), subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, will be eligible to receive an Award based on an adjusted annual base salary amount, but otherwise in the same manner, to the same extent, and at the same time as the Participant would have received such Award if such Participant’s employment had continued through December 31, 2012 (i.e., based on achievement of applicable performance measures). The Participant’s annual base salary will be the result of the following formula: X × Y/12, where:

X = the Participant’s annual base salary as in effect as of the date of termination of employment; and

Y = the number of calendar months the Participant was actively employed by the Company during 2012, rounded up for any partial month.

4.2 Termination on or after January 1, 2013. Except as expressly set forth below, a Participant who ceases to be employed by SMH for any reason on or after January 1, 2013, will forfeit any unvested Award. If any Participant (or his or her estate) who ceases to be employed by the Company subsequent to December 31, 2012, but prior to expiration of the Restriction Period, due to the Participant’s death, Disability, or Retirement, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, any outstanding Awards of the Participant shall immediately become vested. The Company shall issue to the Participant all of the Shares remaining subject to the Restricted Stock Unit Award to the extent such Shares have vested in accordance with this Section 4.2, upon the earliest of the following:

(i) as soon as practicable but no later than 30 days following a Change in Control,

(ii) as soon as practicable but no later than 90 days following the Participant’s death, or

(iii) the first business day of the seventh month following the date of the Participant’s Retirement.

4.3 Change in Control. In the case of a Change in Control prior to the Date of Grant, the Committee may in its discretion amend, suspend, or terminate the Sub-Plan and if the Sub-Plan is not amended, suspended, or terminated, the Company shall, subject to the restrictions in this Section 4.3 and Section 6.7 of the Plan, irrevocably set aside cash or Shares in one or more such grantor trusts in an amount that is sufficient to pay each Participant employed by the Company, the net present value as of the date on which the Change in Control occurs, of the earned benefits to which Participants would be entitled pursuant to the terms of the Sub-Plan. Any such trust shall be subject to the claims of the general creditors of the Company in the event of bankruptcy or insolvency of the Company. Notwithstanding the foregoing provisions of this Section 4.3, the Company shall establish no such trust if the assets thereof shall be includable in the income of Participants thereby pursuant to Section 409A(b). In the case of a Change in Control on or after the Date of Grant, all of the restrictions and conditions of all Restricted Stock Units then outstanding shall be deemed satisfied, and the Restriction Period with respect thereto shall be deemed to have expired. Notwithstanding the foregoing, if and to the extent that any provision of this Sub-Plan or an Award would cause a payment of deferred compensation that is subject to Section 409A(a)(2) of the Code to be made upon the occurrence of a “Change in Control,” then such payment shall not be made unless such “Change in Control” satisfies the requirements of Section 409A(2)(A)(v) of the Code and applicable regulations and rulings thereunder.

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4.4 Termination of Employment. In the event that a Participant’s employment with the Company terminates for any reason other than as provided in this Section 4, any Award made to the Participant which has not vested as provided in Section 3 shall be forfeited.

Section 5. Non-Assignability of Awards

The Awards and any right to receive payment under the Plan and this Sub-Plan may not be sold, assigned, transferred, alienated, pledged, encumbered, otherwise disposed of, or subject to any charge or legal process, except by will or the laws of descent and distribution, and if any attempt is made to do so, or a Participant becomes bankrupt, then in the sole discretion of the Committee, any Award made to the Participant which has not vested as provided in Sections 2 and 3 shall be forfeited.. Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.

Section 6. No Right to Continued Employment.

Nothing in the Plan or in this Sub-Plan shall (a) confer on the Participant any right to continue in the employ of the Company; (b) affect the right of the Participant or the Company to terminate the employment relationship at any time; (c) be deemed a waiver or modification of any provision contained in any agreement between the Participant and the Company; (b) be construed as part of the Participant’s entitlement to remuneration or benefit pursuant to a contract of employment or otherwise or as compensation for past services rendered; (e) afford the Participant any rights or additional rights to compensation or damages as a consequence of the loss or termination of his or her employment; or (f) entitle the Participant to any compensation or damages for any loss or potential loss he or she may suffer by reason of being or becoming unable to vest in the Restricted Stock Units as a consequence of the loss or termination of his or her employment with the Company.

Section 7. Adjustments.

In the event of a recapitalization, reorganization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Shares of the Company, the Committee shall make appropriate adjustments, if any, in the terms of this Sub-Plan, provided that such adjustments shall be made in a manner that complies with the requirements of Section 409A of the Code. Any such adjustments shall be made in accordance with the provisions of the Plan and shall be effective, final, binding and conclusive for all purposes of the Plan and this Sub-Plan.

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Section 8. Withholding of Taxes.

The Company shall be entitled to take any of the following actions in order to satisfy tax withholding obligations arising on account of amounts accrued or payable under this Sub-Plan: (a) deduct from any amount accrued or payable under this Sub-Plan an amount equal to the federal, state, and local income taxes and other amounts as may be required by law to be withheld with respect thereto, including withholding Shares issued in payment of the Restricted Stock Units having a Fair Market Value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units (with such withholding obligation determined based on any applicable minimum statutory withholding rates, (b) require the Participant to pay to the Company such withholding taxes, or (c) deduct from any other compensation payable to the Participant the amount of any withholding obligations with respect to amounts accrued or payable under this Sub-Plan. The Committee shall determine in its discretion which of the above actions shall be taken in order to satisfy tax withholding obligations arising on account of amounts accrued or payable under this Sub-Plan, including but not limited to withholding from amounts not otherwise payable at such time or attributable to Shares not otherwise issuable at such time by accelerating the issuance of Shares, as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi); provided, however, that in furtherance of satisfying such withholding obligations, the Participant shall have the right (by delivering written notice to the Chief Financial Officer of the Company at the time and in the manner prescribed by the Committee) to have a number of whole Shares withheld by the Company from the Shares to be issued upon distribution with a value not to exceed the statutory minimum tax withholding obligation. The Participant and/or his or her beneficiary (including his or her estate) shall bear all taxes on amounts paid under the Plan to the extent no taxes are withheld, irrespective of whether withholding is required. For these purposes, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.

Section 9. Amendment and Termination

This Sub-Plan shall be subject to amendment, suspension, or termination as provided in the Plan. No action to amend, suspend or terminate this Sub-Plan shall permit the acceleration of the time or schedule of the payment of any Award granted under this Sub- Plan (except as provided in regulations under Section 409A).

Section 10. Unfunded Award.

The Restricted Stock Unit Awards represent an unfunded, unsecured right to receive Shares and cash in accordance with the terms of this Sub-Plan, and the Company shall not be required to segregate any assets with respect to any amounts or Share issuances due in connection with this Sub-Plan.

Section 11. Compliance with Code Section 409A.

Notwithstanding anything to the contrary contained herein, this Sub-Plan is intended to be in full compliance with the requirements of, and thereby avoid any tax arising pursuant to, Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted in a manner consistent with such intent.

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Section 12. Miscellaneous

12.1 Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of a Participant, to the Participant’s address appearing on the books of the Company or to the Participant’s residence or to such other address as may be designated in writing by the Participant.

12.2 Successors. The terms of this Sub-Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of each Participant and the beneficiaries, executors, administrators, heirs, and successors of the Participant.

12.3 Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Sub-Plan shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

12.4 Governing Law. This Sub-Plan and the rights of the Participant hereunder shall be construed and determined in accordance with the laws of the State of Texas.

12.5 Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Sub-Plan.

12.6 Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be resolved by the Committee. Any resolution made hereunder by the Committee shall be effective, final, binding and conclusive on the Participant and the Company for all purposes.

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Attachment 1

Proposed 2012 Performance Goals and Weights

Versus Award Opportunity Earned

Level of Performance Achievement	Adjusted Cash Flow from Operations	Client Investment Results	Net New Client Money	Expenses as Percentage of Revenue	% of Target Award Earned	Discretionary

(Weight)	(30%)	(20%)	(20%)	(10%)		(20%)

Target	100%	100%	100%	100%	100%	100%
	95%	95%	95%	105%	80%
	90%	90%	90%	110%	60%
	85%	85%	85%	115%	40%
	80%	80%	80%	120%	30%
Min Acceptable	75%	75%	75%	125%	20%
	<75%	<75%	<75%	>125%	0%	0%

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Attachment 2

Proposed 2012 Participants and Award Targets

Title	Targeted Award
Chairman/Chief Executive Officer	175% of salary
President	175% of salary
EFS Chairman/Chief Executive Officer	175% of EFS salary
SMH EVP High Net Worth	150% of salary
Corporate Chief Financial Officer	150% of salary
Chief Communications Officer	150% of salary
Chief Information Officer	150% of salary
Chief Operations	150% of salary
EVP Corporate	150% of salary
Legal Counsel	120% of salary
SMH Controller	40% of salary
EFS Chief Financial Officer (with Division responsibility)	40% of salary
SMH Chief Compliance Officer	35% of salary
EFS Chief Compliance Officer	35% of salary
Vice President Information Technology	35% of salary
Chief Technology Officer	35% of salary
Director, Financial Reporting	35% of salary
SVP Operations	20% of salary
SMH Administrative Manager	20% of salary
VP Human Resources	20% of salary
VP Human Resources/Training	20% of salary
VP Marketing & Communication	30% of salary
SVP Operations	20% of salary
VP Operations	20% of salary
Administrative Manager	20% of salary

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